Exhibit to Accompany
Item 77J
Form N-SAR
Wasatch Funds, Inc.
(the "Funds")



In accordance to the provisions of Statement of Position 93 - 2 (SOP 93 - 2) "Determination, Disclosure and Financial Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment Companies," the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis
(or to offset future realized capital gains). Accordingly, reclassifications were recorded to increase undistributed net income in excess of par by $1,434,450, $238,786, $5,083,884,
$2,055,474, $986,216, $4,745,616 and $0, and decrease
undistributed net realized gain on investments by $3,207,924, $308,780, $6,312,224, $18,546,913, $4,888,573,
$7,622,848 and $0 and increase paid-in-capital by $1,773,474, $69,994, $1,228,340, $16,491,439, $3,902,357,
$2,877,232 and $0 for the Ultra Growth, Global Science & Technology, Small Cap Growth, Core Growth, Small Cap Value, Micro Cap, and U.S. Treasury Funds, respectively, for the six months ended March 31, 2002.

The reclassification has no impact on the net asset value of the Fund and is designed to present the Funds' capital accounts on a tax basis.